Exhibit 10.2

December 14, 2019

Keith,

It is my pleasure to extend to you an offer of employment to join the Basic Energy Services team as our new President & Chief Executive Officer. Your employer will be Basic Energy Services, L.P. (“Basic” or the “Company”). The proposed terms and conditions for your offer of employment with the Company are reflected in this letter. Please read this letter carefully, as it supersedes all prior discussions and memorializes our mutual intent to enter a written employment agreement containing mutually agreeable terms and conditions. Please note that the final version of the employment agreement will be subject to final approval by Basic’s Board of Directors (the “Board”).
The terms and conditions of this offer are summarized as follows:

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Work Location: Although you will be expected to travel as necessary to fulfill your duties, responsibilities, and authorities for the Company, your primary work location will be at our corporate headquarters in Ft. Worth, Texas.

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Duties: You will report to the Board and have the duties, responsibilities, and authorities that are customary of your position for a company of similar size in the oilfield services industry, including without limitation duties, responsibilities, and authorities with respect to Company’s affiliates. You will owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and its affiliates and at all times during your employment with Basic and to do no act or make no omission during that time that would injure their business, interests, or reputations. If you accept this offer of employment, you will be expected to abide at all times with the Company’s personnel policies, practices, and procedures as a condition of continuing employment.

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Classification: You will be classified as an exempt employee and therefore will not be entitled to overtime for hours worked over 40 hours in a standard workweek. You will be required to work a full-time schedule and to devote your best efforts to the business of the Company and its affiliates.

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Base Salary: Your starting base salary will be $25,000 per bi-weekly pay period, which equates to $650,000 on an annualized basis. Your base salary will be subject to applicable taxes and withholdings, prorated for any partial period of employment, and paid on the Company’s regularly scheduled paydays.

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Bonus Eligibility: You will be eligible to participate in the Company’s annual cash bonus program for executives with a bonus target of 90% of your annual base salary and up to 180% if all our targets are exceeded. Factors such as whether bonuses are paid, eligibility for bonuses, performance objectives applicable to bonuses, bonus targets, conditions for payment of bonuses, the amount of any bonuses, and when such bonuses are paid, are at the sole discretion of the Board. You will not be eligible to receive any bonus unless you remain employed by Basic through the date on which any such bonus is paid.

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Sign-On Bonus: In addition to the base salary, the Company will within 30 days following your start date pay you a one-time signing bonus in cash of $150,000, minus applicable taxes and withholdings, subject to your agreement by signing below to repay the signing bonus back to the Company on a

Basic Energy Services
801 Cherry St.
Suite 2100, Unit #21
Ft. Worth, TX 76102
817.334.4100

prorated basis if, within two years of your start date, (1) the Company terminates your employment for cause (as defined in your employment agreement) or (2) you terminate your employment other than for good reason (as defined in your employment agreement). The amount due under this repayment obligation would be payable within 60 days following the date upon which your employment ends. You further authorize the Company to offset any amount you owe under this repayment obligation against any final wages or other amounts the Company owes you.

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Long Term Incentive Eligibility: Subject to the vesting, forfeiture, termination, and other terms, conditions, and restrictions in the Company’s long-term incentive plan and any award agreement or agreements required by the Company to be executed by you, you will be eligible for equity awards on an annual basis. The current target amount for your role is two (2) times your base annual salary. The Board reserves the right to modify the target award amount in its discretion. To compensate you for forfeiting your current unvested shares, you will receive guaranteed cash payments, minus applicable taxes and withholdings, on the following dates if you remain employed by Basic through the following dates:

o	$50,000 on 05/15/20

o	$100,000 on 05/15/21

o	$100,000 on 05/15/22

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Health Benefits: You will be eligible for participation in Basic’s medical, dental and vision benefits the first of the month following your 55th day of employment. Our enrollment process can be completed online or by phone. You will receive enrollment instructions by mail after you have been hired. Attached is a Summary of Benefits outlining benefits available to you. Basic will reimburse any COBRA premiums you have to pay to maintain benefits for you and your covered dependents until you become eligible for benefits with Basic. Your reimbursement will be adjusted to recover the premium you would have paid to Basic had you been participating in its corresponding benefits programs. Any such reimbursements will be made by the last day of the month following the month in which the applicable premiums were paid by you and will be based on appropriate substantiating documentation submitted by you if requested. You will be required to participate in the Company’s Executive LTD program at your cost through payroll deduction. However, the Company will provide you a bi-weekly supplemental payment to offset your premium deduction.

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Full Relocation: You will be eligible for a full relocation plan. The details of our relocation benefits are provided in the attached relocation policy subject to your agreement by signing below to repay the relocation benefits back to the Company on a prorated basis if, within two years of your start date, (1) the Company terminates your employment for cause (as defined in your employment agreement) or (2) you terminate your employment other than for good reason (as defined in your employment agreement). The amount due under this repayment obligation would be payable within 60 days following the date upon which your employment ends. You further authorize the Company to offset any amount you owe under this repayment obligation against any final wages or other amounts the Company owes you.

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Retirement Savings: You will be eligible to participate in Basic Energy Services 401(k) retirement savings plan. You are not required to participate but once contributions are made, they cannot be distributed unless you meet the withdrawal requirements.  You can at any time increase (up to the limits permitted by applicable law), decrease, or stop contributions.  The Plan details will be provided to you upon request.

•	Deferred Compensation: You will be eligible to participate in Basic Energy Services Deferred Compensation Plan. The Company has a matching program but it is suspended for the time being.

Basic Energy Services
801 Cherry St.
Suite 2100, Unit #21
Ft. Worth, TX 76102
817.334.4100

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Paid Time Off (PTO): You will accrue PTO on a bi-weekly basis according to the Company’s normal accrual schedule. However, effective the dates indicated below we will add to your PTO bank the additional hours shown below:

            Date                    PTO Hours Added
Employment Start Date    48 hours (6 days)
First Employment Anniversary    48 hours (6 days)
Second Employment Anniversary    40 hours (5 days)
Third Employment Anniversary    24 hours (3 days)
Fourth Employment Anniversary    24 hours (3 days)

By adding the above hours to your PTO bank, we are supplementing your normal accrual to ensure that each of your first 5 years of employment with Basic the amount of PTO you are granted is equal to 144 hours or 18 days per year. In addition to the above PTO hours, you will also be eligible for nine (9) paid holidays per year.

•	Cellular Phone: You will be responsible for providing your own smart phone device. The Company will pay you a $75 non-taxable phone allowance each month.

•	Company Paid Membership to the Fort Worth Club

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Confidentiality, Non-Competition, and Non-Solicitation Obligations: This offer of employment is contingent on your agreement to standard confidentiality, non-competition, non-solicitation, and similar obligations in favor of the Company and its affiliates that will be set forth in your employment agreement and which may be set forth in your award agreements.

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Employment Authorization and Verification: This employment offer is contingent on satisfactory proof of your eligibility to work in the United States. Please refer to the Immigration and Naturalization Service Employment Eligibility Verification (Form I-9), which is enclosed with this letter and contains a list of acceptable authorization documents. You will need to complete your Form I-9 and submit acceptable documentation verifying your employment eligibility by no later than your third day on the job.

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Representations: By signing below, you represent that (1) you have not previously assumed any obligations inconsistent with those in this letter; (2) your execution of this letter, and your employment with the Company and services to its affiliates, will not violate any other contract or obligation between you and any former employer or other third party; (3) during your employment with the Company, you will not improperly obtain, or use or disclose to anyone within Basic, any proprietary information or trade secrets of any former employer or other third party; and (4) you have returned to all former employers any and all property belonging to them (including without limitation all electronically stored information) and will not at any time use any such property for any purpose in the course and scope of employment with the Company. You further acknowledge that the Company has offered you employment as contemplated in this letter in reliance upon the foregoing representations.

The Company may, at its sole discretion, eliminate, alter, or amend any of its benefit arrangements, policies, practices, or plans with or without notice.

This offer is contingent upon your successful completion of a personal assessment; a pre-employment drug screen; and background check. Your personal assessment and background check have already been initiated by our retained search firm. Information about completing a drug screen will be provided to you under separate cover.

Basic Energy Services
801 Cherry St.
Suite 2100, Unit #21
Ft. Worth, TX 76102
817.334.4100

Your employment will be for no predetermined period of time and on an employment-at-will basis. I anticipate your start date will be on Tuesday, January 2, 2020, unless otherwise agreed.
If you accept this offer of employment, please sign and return a scanned copy of this letter by email attachment to me at ELannen@BasicES.com. In the meantime, if you have any questions, please contact me at 817-334-4163.

Sincerely,                        Accepted:

/s/ Eric W. Lannen                 /s/ Keith Schilling     December 16, 2019
Eric W. Lannen                     Keith Schilling             Date
Vice President, Human Resources

Basic Energy Services
801 Cherry St.
Suite 2100, Unit #21
Ft. Worth, TX 76102
817.334.4100